Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports First Quarter Results

Vancouver, WA – July 25, 2012 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported a net loss of $1.8 million, or $0.08 per share, in its first fiscal quarter ended June 30, 2012, compared to a net loss of $16.0 million, or $0.71 per share in the preceding quarter and net income of $714,000, or $0.03 per share, in its first fiscal quarter a year ago.

“Identifying and resolving problem credits and maintaining an adequate reserve balance remains a top priority,” said Pat Sheaffer, Chairman and CEO.  “We continue to aggressively make progress in these areas and our non-performing loan balances and net charge-offs are steadily being reduced.”

Credit Quality

Riverview recorded a $4.0 million provision for loan losses in the first quarter of fiscal year 2013, compared to $17.5 million in the preceding quarter and $1.6 million in the first quarter of fiscal year 2012. The total allowance for loan losses increased to $21.0 million at June 30, 2012, compared to $19.9 million at March 31, 2012. The allowance for loan losses represented 3.39% of total loans and 57.02% of non-performing loans (NPLs) at June 30, 2012. NPLs decreased to $36.8 million, or 5.95% of total loans at June 30, 2012, compared to $44.2 million, or 6.45% of total loans at March 31, 2012.

Net charge-offs in the first quarter of fiscal 2013 totaled $2.9 million, compared to $13.5 million in the fourth quarter of fiscal 2012 and $459,000 in the first quarter a year ago.

“We continue to maintain elevated levels of reserves while working our way through this difficult credit cycle,” said Ron Wysaske, President and COO. “The local and regional economy remains challenging and our top priority is to focus our diligent efforts on reducing and resolving nonperforming assets. Riverview remains an important economic participant as one of the few community banks in the region and the only community bank headquartered in Clark County.”

Riverview’s real estate owned (REO) increased $3.3 million during the quarter to $22.1 million at June 30, 2012 due to the transfer of $8.5 million in loans to REO during the quarter. REO sales during the quarter totaled $4.4 million with write-downs of $787,000. Despite the increase in REO during the quarter, the Company remains optimistic that it will be able to decrease REO over the remainder of the year due to the accelerating sales during the past several quarters. Specifically, the Company has seen a rise in sales activity for land and building lots.

Non-performing assets (NPAs) declined to $58.9 million at June 30, 2012 compared to $62.9 million at March 31, 2012 and $40.3 million a year ago. At June 30, 2012, Riverview’s NPAs were 7.22% of total assets, compared to 7.35% at the end of the preceding quarter and 4.55% a year ago.

Balance Sheet Review

“During the first quarter we sold $31.4 million in single-family mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC),” said Wysaske. “We were able to take advantage of the favorable interest rates to sell a block of loans for a gain of $650,000. The sale of these loans resulted in a reduction in the Bank’s interest rate risk and increased our overall capital and liquidity positions.” Net loans totaled $597.1 million at June 30, 2012 compared to $664.9 million at March 31, 2012 and $677.3 million a year ago.

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

Riverview has continued to focus on reducing its concentration in land development and speculative construction loans. The balance of these portfolios declined to $34.0 million at June 30, 2012 compared to $49.6 million three months earlier. Land development loans totaled $29.1 million, and speculative construction loans totaled $4.9 million, representing a combined 5.5% of the total loan portfolio at June 30, 2012 compared to 7.3% of the total loan portfolio three months earlier. “This steady reduction has significantly reduced our exposure to these market segments,” stated Wysaske.

The Company currently has identified 21% of the land development portfolio as impaired and has charged these loans down to their estimated fair value, less selling costs, based on updated third party appraisals. Additionally, the Company currently has a $4.0 million allowance on the outstanding land development portfolio.

The commercial real estate (“CRE”) loan portfolio totaled $346.2 million as of June 30, 2012, of which 28% was owner-occupied and 72% was investor-owned. At June 30, 2012, the CRE portfolio contained nine loans totaling $16.7 million that were non-performing, representing 4.8% of the total CRE portfolio and 45.4% of total nonperforming loans.

Deposits decreased $38.6 million as a result of the Company’s targeted efforts to reduce its higher cost deposits, using the $31.4 million loan sale to FHLMC while also increasing the Bank’s capital. The deposit reduction was comprised of an $8.8 million reduction in Internet deposits, an $11.4 million reduction in other non-branch deposits and a planned $14.9 million reduction in the Bank’s only deposit concentration to its largest corporate depositor.

Total deposits stood at $705.9 million at June 30, 2012 compared to $744.5 million at March 31, 2012 and $742.9 million a year ago. Core deposits, which include checking accounts, savings accounts, money market deposit accounts and retail CDs, accounted for 94.8% of total deposits at June 30, 2012 compared to 92.5% at March 31, 2012 and 90.7% a year ago. The loan to deposit ratio is currently at 88% as of June 30, 2012.

Net Interest Margin

Riverview’s net interest margin was 4.22% for the first fiscal quarter compared to 4.12% for the preceding quarter. The increase in net interest margin from the preceding quarter was primarily due to fewer interest income reversals due to the slowdown of new loans placed on non-accrual status during the quarter. The reversal of interest on non-accrual loans decreased the net interest margin by three basis points during the first quarter. The cost of interest bearing deposits during the current quarter was 0.54%, a decrease of five basis points from the preceding quarter and a decrease of 27 basis points from the first quarter a year ago. The reductions in high cost deposits should also help to improve the Bank’s overall cost of deposits in future quarters.

Income Statement

Net interest income was $8.1 million in the first fiscal quarter, compared to $8.0 million in the preceding quarter and $8.8 million in the first quarter a year ago. Non-interest income was $2.4 million in the first fiscal quarter compared to $1.6 million in the preceding quarter and $1.9 million in the first fiscal quarter a year ago. The increase in non-interest income this quarter was driven by the sale of $31.4 million in single-family mortgages to the FHLMC, which resulted in a $650,000 gain on sale of loans. The increase was also due partially to an increase in mortgage banking activity during the quarter.

Non-interest expense, or operating expense, was $8.3 million in the first fiscal quarter compared to $8.2 million in the preceding quarter and $8.2 million in the first quarter a year ago.

In fiscal 2012, the Company established a valuation allowance against its deferred tax asset. At June 30, 2012, the total valuation allowance was $17.6 million. Management will review the deferred tax asset on a quarterly basis to determine the appropriate valuation allowance, if needed. Any future reversals of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase its after tax net income in the period of reversal.

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

Capital and Liquidity

The Bank continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 13.18% and a Tier 1 leverage ratio of 9.35% at June 30, 2012.

At June 30, 2012, the Bank had available total and contingent liquidity of over $500 million, including over $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and more than $100 million from cash and short-term investments.

Gresham Branch

In June 2012, Riverview opened its eighteenth branch and its fourth in Oregon. This new full service branch will fill a long-standing need for community banking in the Gresham market area.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	June 30,	March 31,	June 30,
(Dollars in thousands)	2012	2012	2011

Shareholders’ equity	$73,820	$75,607	$107,818
Goodwill	25,572	25,572	25,572
Other intangible assets, net	566	415	561

Tangible shareholders’ equity	$47,682	$49,620	$81,685

Total assets	$814,730	$855,998	$885,625
Goodwill	25,572	25,572	25,572
Other intangible assets, net	566	415	561

Tangible assets	$788,592	$830,011	$859,492

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $815 million, it is the parent company of the 89 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC as successor to the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2012	Mar. 31, 2012	June 30, 2011
ASSETS

Cash (including interest-earning accounts of $58,539, $33,437	$71,362	$46,393	$70,010
and $58,044)
Certificates of deposit held for investment	40,975	41,473	18,875
Loans held for sale	100	480	190
Investment securities held to maturity, at amortized cost	487	493	499
Investment securities available for sale, at fair value	6,291	6,314	6,506
Mortgage-backed securities held to maturity, at amortized	168	171	185
Mortgage-backed securities available for sale, at fair value	813	974	1,545
Loans receivable (net of allowance for loan losses of $20,972,
$19,921 and $16,059)	597,138	664,888	677,310
Real estate and other pers. property owned	22,074	18,731	27,213
Prepaid expenses and other assets	4,550	6,362	5,973
Accrued interest receivable	2,084	2,158	2,494
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	17,887	17,068	15,864
Deferred income taxes, net	612	603	9,375
Mortgage servicing rights, net	448	278	364
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	118	137	197
Bank owned life insurance	16,701	16,553	16,103

TOTAL ASSETS	$814,730	$855,998	$885,625

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$705,892	$744,455	$742,859
Accrued expenses and other liabilities	8,675	9,398	8,824
Advance payments by borrowers for taxes and insurance	605	800	406
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,495	2,513	2,556
Total liabilities	740,348	779,847	777,326

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2012 – 22,471,890 issued and outstanding;	225	225	225
March 31, 2012 – 22,471,890 issued and outstanding;
June 30, 2011 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,593	65,610	65,634
Retained earnings	9,756	11,536	43,907
Unearned shares issued to employee stock ownership trust	(567)	(593)	(670)
Accumulated other comprehensive loss	(1,187)	(1,171)	(1,278)
Total shareholders’ equity	73,820	75,607	107,818

Noncontrolling interest	562	544	481
Total equity	74,382	76,151	108,299

TOTAL LIABILITIES AND EQUITY	$814,730	$855,998	$885,625

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2012	March 31, 2012	June 30, 2011
INTEREST INCOME:
Interest and fees on loans receivable	$9,045	$9,130	$10,280
Interest on investment securities-taxable	53	36	45
Interest on investment securities-non taxable	8	7	12
Interest on mortgage-backed securities	8	10	16
Other interest and dividends	129	127	75
Total interest income	9,243	9,310	10,428

INTEREST EXPENSE:
Interest on deposits	823	908	1,230
Interest on borrowings	349	387	368
Total interest expense	1,172	1,295	1,598
Net interest income	8,071	8,015	8,830
Less provision for loan losses	4,000	17,500	1,550

Net interest income (loss) after provision for loan losses	4,071	(9,485)	7,280

NON-INTEREST INCOME:
Fees and service charges	1,057	914	1,042
Asset management fees	604	604	625
Gain on sale of loans held for sale	727	87	23
Bank owned life insurance income	149	146	151
Other	(97)	(190)	63
Total non-interest income	2,440	1,561	1,904

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,793	3,850	4,511
Occupancy and depreciation	1,234	1,253	1,163
Data processing	314	285	288
Amortization of core deposit intangible	19	20	22
Advertising and marketing expense	219	184	245
FDIC insurance premium	287	288	273
State and local taxes	148	139	179
Telecommunications	121	110	107
Professional fees	421	283	339
Real estate owned expenses	939	1,130	430
Other	781	687	600
Total non-interest expense	8,276	8,229	8,157

INCOME (LOSS) BEFORE INCOME TAXES	(1,765)	(16,153)	1,027
PROVISION (BENEFIT) FOR INCOME TAXES	15	(196)	313
NET INCOME (LOSS)	$(1,780)	$(15,957)	$714

Earnings (loss) per common share:
Basic	$(0.08)	$(0.71)	$0.03
Diluted	$(0.08)	$(0.71)	$0.03
Weighted average number of shares outstanding:
Basic	22,333,329	22,327,171	22,308,696
Diluted	22,333,329	22,327,171	22,309,353

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

(Dollars in thousands)	At or for the three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
AVERAGE BALANCES
Average interest–earning assets	$768,156	$788,488	$761,194
Average interest-bearing liabilities	636,132	652,607	636,935
Net average earning assets	132,024	135,881	124,259
Average loans	671,798	695,973	691,394
Average deposits	732,812	741,320	715,610
Average equity	76,483	91,171	109,178
Average tangible equity	50,506	65,156	83,011

ASSET QUALITY	June 30, 2012	March 31, 2012	June 30, 2011

Non-performing loans	36,782	44,163	13,110
Non-performing loans to total loans	5.95%	6.45%	1.89%
Real estate/repossessed assets owned	22,074	18,731	27,213
Non-performing assets	58,856	62,894	40,323
Non-performing assets to total assets	7.22%	7.35%	4.55%
Net loan charge-offs in the quarter	2,949	13,505	459
Net charge-offs in the quarter/average net loans	1.76%	7.80%	0.27%

Allowance for loan losses	20,972	19,921	16,059
Average interest-earning assets to average
interest-bearing liabilities	120.75%	120.82%	119.51%
Allowance for loan losses to
non-performing loans	57.02%	45.11%	122.49%
Allowance for loan losses to total loans	3.39%	2.91%	2.32%
Shareholders’ equity to assets	9.06%	8.83%	12.17%

CAPITAL RATIOS
Total capital (to risk weighted assets)	13.18%	12.11%	14.72%
Tier 1 capital (to risk weighted assets)	11.91%	10.84%	13.46%
Tier 1 capital (to leverage assets)	9.35%	8.76%	11.02%
Tangible common equity (to tangible assets)	6.05%	5.98%	9.50%

DEPOSIT MIX	June 30, 2012	March 31, 2012	June 30, 2011

Interest checking	$81,064	$106,904	$105,363
Regular savings	47,596	45,741	37,855
Money market deposit accounts	230,695	244,919	229,994
Non-interest checking	132,231	116,882	113,780
Certificates of deposit	214,306	230,009	255,867
Total deposits	$705,892	$744,455	$742,859

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2012	(Dollars in thousands)
Commercial	$79,795	$-	$-	$79,795
Commercial construction	-	-	10,321	10,321
Office buildings	-	94,602	-	94,602
Warehouse/industrial	-	48,563	-	48,563
Retail/shopping centers/strip malls	-	76,467	-	76,467
Assisted living facilities	-	30,484	-	30,484
Single purpose facilities	-	96,124	-	96,124
Land	-	29,131	-	29,131
Multi-family	-	39,949	-	39,949
One-to-four family	-	-	5,126	5,126
Total	$79,795	$415,320	$15,447	$510,562

March 31, 2012	(Dollars in thousands)
Commercial	$87,238	$-	$-	$87,238
Commercial construction	-	-	13,496	13,496
Office buildings	-	94,541	-	94,541
Warehouse/industrial	-	48,605	-	48,605
Retail/shopping centers/strip malls	-	80,595	-	80,595
Assisted living facilities	-	35,866	-	35,866
Single purpose facilities	-	93,473	-	93,473
Land	-	38,888	-	38,888
Multi-family	-	42,795	-	42,795
One-to-four family	-	-	12,295	12,295
Total	$87,238	$434,763	$25,791	$547,792

LOAN MIX	June 30, 2012	March 31, 2012	June 30, 2011
Commercial and construction
Commercial	$79,795	$87,238	$84,158
Other real estate mortgage	415,320	434,763	465,391
Real estate construction	15,447	25,791	25,924
Total commercial and construction	510,562	547,792	575,473
Consumer
Real estate one-to-four family	105,298	134,975	115,578
Other installment	2,250	2,042	2,318
Total consumer	107,548	137,017	117,896

Total loans	618,110	684,809	693,369

Less:
Allowance for loan losses	20,972	19,921	16,059
Loans receivable, net	$597,138	$664,888	$677,310

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2012	(Dollars in thousands)
Non-performing assets

Commercial	$ -	$ 176	$ 1,960	$ -	$ -	$ 2,136
Commercial real estate	4,222	-	9,001	-	3,478	16,701
Land	-	800	3,384	-	-	4,184
Multi-family	-	4,177	3,030	-	-	7,207
Commercial construction	-	-	-	-	-	-
One-to-four family construction	1,018	603	393	-	-	2,014
Real estate one-to-four family	440	447	3,653	-	-	4,540
Consumer	-	-	-	-	-	-
Total non-performing loans	5,680	6,203	21,421	-	3,478	36,782

REO	2,123	6,829	10,072	3,050	-	22,074

Total non-performing assets	$ 7,803	$ 13,032	$ 31,493	$ 3,050	$ 3,478	$ 58,856

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2012	(Dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 5,909	$ 2,426	$ 20,796	$ -	$ -	$ 29,131
Spec Construction Loans	1,018	604	3,038	243	-	4,903

Total Land and Spec Construction	$ 6,927	$ 3,030	$ 23,834	$ 243	$ -	$ 34,034

RVSB First Quarter Fiscal 2013 Results
July 25, 2012

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2012	March 31, 2012	June 30, 2011

Efficiency ratio (4)	78.74%	85.93%	75.99%
Coverage ratio (6)	97.52%	97.40%	108.25%
Return on average assets (1)	-0.85%	-7.40%	0.33%
Return on average equity (1)	-9.33%	-70.39%	2.62%

NET INTEREST SPREAD
Yield on loans	5.40%	5.32%	5.96%
Yield on investment securities	3.04%	2.36%	2.93%
Total yield on interest earning assets	4.83%	4.79%	5.50%

Cost of interest bearing deposits	0.54%	0.59%	0.81%
Cost of FHLB advances and other borrowings	5.56%	6.23%	5.85%
Total cost of interest bearing liabilities	0.74%	0.80%	1.01%

Spread (7)	4.09%	3.99%	4.49%
Net interest margin	4.22%	4.12%	4.66%

PER SHARE DATA
Basic earnings per share (2)	$(0.08)	$(0.71)	$0.03
Diluted earnings per share (3)	(0.08)	(0.71)	0.03
Book value per share (5)	3.28	3.36	4.80
Tangible book value per share (5)	2.12	2.21	3.63
Market price per share:
High for the period	$2.29	$2.46	$3.18
Low for the period	1.08	2.03	2.80
Close for period end	1.25	2.26	3.07

Average number of shares outstanding:
Basic (2)	22,333,329	22,327,171	22,308,696
Diluted (3)	22,333,329	22,327,171	22,309,353

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

# # #